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                          November 17, 2020

       Frank D. Heuszel
       Chief Executive Officer
       Document Security Systems, Inc.
       200 Canal View Boulevard, Suite 104
       Rochester, New York 14623

                                                        Re: Document Security
Systems, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed November 4,
2020
                                                            File No. 333-249857

       Dear Mr. Heuszel:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing